                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:     August 31,1999 /
                                              / Estimated average burden    /
                                              / hours per response ... 14.90/
                                              -------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                              Novoste Corporation
                              -------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
                         ----------------------------
                         (Title of Class of Securities)

                                  00067010C1
                                  ----------
                                (CUSIP Number)


                               December 30, 1998
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]    Rule 13d-1(b)
      [_]    Rule 13d-1(c)
      [X]    Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 17 pages

-----------------------                                  ---------------------
CUSIP NO. 00067010C1               13G                    PAGE 2 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Advanced Technology Ventures IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Under 5%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Under 5%
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Under 5%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Under 5%
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Under 5%
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Under 5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                              Page 2 of 17 pages

-----------------------                                  ---------------------
CUSIP NO. 00067010C1               13G                    PAGE 3 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      ATV Associates IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Under 5%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Under 5%
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Under 5%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Under 5%
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Under 5%
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Under 5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                              Page 3 of 17 pages

-----------------------                                  ---------------------
CUSIP NO. 00067010C1               13G                    PAGE 4 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Albert E. Paladino
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Under 5%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Under 5%
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Under 5%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Under 5%
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Under 5%
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Under 5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                              Page 4 of 17 pages

-----------------------                                  ---------------------
CUSIP NO. 00067010C1               13G                    PAGE 5 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Pieter J. Schiller
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Under 5%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Under 5%
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Under 5%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Under 5%
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Under 5%
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Under 5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                              Page 5 of 17 pages

-----------------------                                  ---------------------
CUSIP NO. 00067010C1               13G                    PAGE 6 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Jos C. Henkens
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Under 5%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Under 5%
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Under 5%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Under 5%
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Under 5%
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Under 5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                              Page 6 of 17 pages

-----------------------                                  ---------------------
CUSIP NO. 00067010C1               13G                    PAGE 7 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Steven N. Baloff
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Under 5%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Under 5%
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Under 5%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Under 5%
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Under 5%
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Under 5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                              Page 7 of 17 pages

-----------------------                                  ---------------------
CUSIP NO. 00067010C1               13G                    PAGE 8 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Michael E. Frank
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Under 5%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Under 5%
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Under 5%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Under 5%
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Under 5%
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Under 5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                              Page 8 of 17 pages

ITEM 1(A).  NAME OF ISSUER:  Novoste Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              4350-C International Blvd., Norcross, GA  30093.

ITEM 2(A).  NAMES OF PERSONS FILING:   Advanced Technology Ventures IV, L.P.,
            ATV Associates IV, L.P., Albert E. Paladino, Pieter J. Schiller, Jos
            C. Henkens, Steven N. Baloff and Michael E. Frank.

               ATV Associates IV, L.P. is the sole general partner of Advanced
            Technology Ventures IV, L.P. Messrs. Schiller, Henkens, Baloff and Frank are individual general partners of ATV Associates IV, L.P. Prior to December 31, 1998, Mr. Paladino was an individual general partner of ATV Associates IV, L.P.


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            The address of the principal business office of Advanced Technology Ventures IV, L.P., ATV Associates IV, L.P., Albert E. Paladino, Pieter J. Schiller and Michael E. Frank is 281 Winter Street, Waltham, MA 02154. The address of the principal business office of Jos C. Henkens and Steven N. Baloff is 485 Ramona Street, Suite 200, Palo Alto, California 94301.

ITEM 2(C). CITIZENSHIP: Advanced Technology Ventures IV, L.P. and ATV Associates IV, L.P. are limited partnerships organized under the laws of the State of Delaware. Each of Messrs. Paladino, Schiller, Henkens, Baloff and Frank is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share

ITEM 2(E).  CUSIP NUMBER:      00067010C1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

           (b) [ ]    Bank as defined in Section 3(a)(6) of the Act.

           (c) [ ]    Insurance Company as defined in Section 3(a)(19) of the
                      Act.

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                              Page 9 of 17 pages

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [ ]    Group, in accordance with Rule 13d-1(c), check this box
                      [ ].

               Not Applicable.

ITEM 4.  OWNERSHIP.

       (a)  Amount Beneficially Owned

            Each of Advanced Technology Ventures IV, L.P., ATV Associates IV, L.P., Albert E. Paladino, Pieter J. Schiller, Jos C. Henkens, Steven
            N. Baloff and Michael E. Frank may be deemed to own beneficially less than 5% of the outstanding shares as of December 31, 1998.

       (b)  Percent of Class:

            Not applicable.

       (c) Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote:

            Advanced Technology Ventures IV, L.P.: under 5%
            ATV Associates IV, L.P: under 5%
            Albert E. Paladino: under 5%
            Pieter J. Schiller: under 5%
            Jos C. Henkens: under 5%
            Steven N. Baloff: under 5%
            Michael E. Frank: under 5%

            (ii) shared power to vote or to direct the vote:

            Advanced Technology Ventures IV, L.P.: under 5%
            ATV Associates IV, L.P.: under 5%
            Albert E. Paladino: under 5%
            Pieter J. Schiller: under 5%
            Jos C. Henkens: under 5%
            Steven N. Baloff:  under 5%
            Michael E. Frank:  under 5%

            (iii)  sole power to dispose or direct the disposition:

            Advanced Technology Ventures IV, L.P.: under 5%
            ATV Associates IV, L.P.: under 5%
            Albert E. Paladino: under 5%
            Pieter J. Schiller: under 5%
            Jos C. Henkens: under 5%
            Steven N. Baloff: under 5%
            Michael E. Frank: under 5%

                              Page 10 of 17 pages

     (iv)   shared power to dispose or direct the disposition:

            Advanced Technology Ventures IV, L.P.: under 5%
            ATV Associates IV, L.P.: under 5%
            Albert E. Paladino: under 5%
            Pieter J. Schiller: under 5%
            Jos C. Henkens: under 5%
            Steven N. Baloff: under 5%
            Michael E. Frank:  under 5%

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

       Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock Novoste Corporation.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

       Not Applicable. The Reporting Persons expressly disclaim membership in a "group" within the meaning of Regulation 13D.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.  CERTIFICATIONS.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                              Page 11 of 17 page

                                   SIGNATURES
                                   ----------

  After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement set forth as Exhibit 1 hereto.

Date:  February 10, 1999

ADVANCED TECHNOLOGY VENTURES IV, L.P.

By:  ATV Associates IV, L.P.

By:    /s/ Pieter J. Schiller
       ----------------------
       Pieter J. Schiller,
       General Partner


ATV ASSOCIATES IV, L.P.

By:    /s/ Pieter J. Schiller
       ----------------------
       Pieter J. Schiller,
       General Partner

/s/ Pieter J. Schiller
----------------------
Pieter J. Schiller


         *
-----------------------
Albert E. Paladino

         *
-----------------------
Jos C. Henkens

         *
-----------------------
Steven N. Baloff

         *
-----------------------
Michael E. Frank

                                    *By:    /s/ Pieter J. Schiller
                                         -----------------------
                                         Pieter J. Schiller
                                         Attorney-in-Fact

     This Schedule 13G is executed by Pieter J. Schiller pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1998 in connection with a Schedule 13G for Novoste Corporation, which Power of Attorney is incorporated herein by reference and a copy of which are attached hereto as Exhibit 2.

                              Page 12 of 17 pages

                                                                       EXHIBIT 1

                                   AGREEMENT

  Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Novoste Corporation.

  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:  February 10, 1999

ADVANCED TECHNOLOGY VENTURES IV, L.P.

By:  ATV Associates IV, L.P.

By:  /s/ Pieter J. Schiller                                *
     ----------------------                 --------------------------------
     Pieter J. Schiller,                    Steven N. Baloff
     General Partner


ATV ASSOCIATES IV, L.P.

By:  /s/ Pieter J. Schiller                                *
     ----------------------                 ---------------------------------
     Pieter J. Schiller,                    Michael E. Frank
     General Partner


/s/ Pieter J. Schiller
----------------------
Pieter J. Schiller


        *
-----------------------
Albert E. Paladino


        *
------------------------
Jos C. Henkens

                                    *By:    /s/ Pieter J. Schiller
                                           -----------------------
                                           Pieter J. Schiller
                                           Attorney-in-Fact

          This Agreement is executed by Pieter J. Schiller pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1998 in connection with a Schedule 13G for Novoste Corporation, which Power of Attorney is incorporated herein by reference and a copy of which are attached hereto as Exhibit 2.

                              Page 13 of 17 pages

                                                                       EXHIBIT 2

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pieter J. Schiller his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 1998.


By:  /s/ Albert E. Paladino
     ----------------------
     Albert E. Paladino


By:
   ------------------------
   Jos C. Henkens


By:
   ------------------------
   Steven N. Baloff


By:
   ------------------------
   Michael E. Frank

                              Page 14 of 17 pages

                                                                       EXHIBIT 2

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter J. Schiller his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 1998.



By:
   ------------------------
   Albert E. Paladino


By: /s/ Jos C. Henkens
    ------------------------
    Jos C. Henkens


By:
   ------------------------
   Steven N. Baloff


By:
   ------------------------
   Michael E. Frank

                              Page 15 of 17 pages

                                                                       EXHIBIT 2

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter J. Schiller his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 1998.



By:
   ------------------------
   Albert E. Paladino


By:
   ------------------------
   Jos C. Henkens


By:  /s/ Steven N. Baloff
     --------------------
     Steven N. Baloff


By:
   ------------------------
   Michael E. Frank

                              Page 16 of 17 pages

                                                                       EXHIBIT 2

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter J. Schiller his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 1998.


By:
   ------------------------
   Albert E. Paladino


By:
   ------------------------
   Jos C. Henkens


By:
   ------------------------
   Steven N. Baloff


By:  /s/ Michael E. Frank
     --------------------
     Michael E. Frank

                              Page 17 of 17 pages